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                                                                     EXHIBIT 4.8




[THE BANK OF NEW YORK LOGO]

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                    PREFERRED STOCK TRANSFER AGENCY AGREEMENT


                                     between


                            LUCENT TECHNOLOGIES INC.


                                       and


                       THE BANK OF NEW YORK COMPANY, INC.




                           Dated as of August 6, 2001





                  ACCOUNT NUMBER(S) ___________________________


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                    PREFERRED STOCK TRANSFER AGENCY AGREEMENT


      AGREEMENT, made as of August 6, 2001, by and between LUCENT TECHNOLOGIES INC., a Delaware corporation (the "COMPANY"), and THE BANK OF NEW YORK COMPANY, INC., a New York trust company (the "BANK").


                              B A C K G R O U N D:

      A. Pursuant to a Stock Transfer Agency Agreement dated as of September 6, 1996 (the "STOCK TRANSFER AGENCY AGREEMENT"), by and between the Company and the Bank, the Bank currently performs transfer agency and other securities-related services for the Company.

      B. The Company has authorized and issued 1,885,000 shares of its 8.00% Redeemable Convertible Preferred Stock, par value $1.00 per share (the "PREFERRED STOCK"), initial liquidation preference $1,000 per share, governed by a Certificate of Designations of the Company, filed with the Secretary of State of the State of Delaware on August 6, 2001 (the "CERTIFICATE OF DESIGNATIONS").

      C. Pursuant to the Certificate of Designations, the Company has the option to pay all or any part of a dividend on the shares of Preferred Stock by delivering to the transfer agent for the Preferred Stock shares of common stock, par value $0.01 per share (the "COMMON STOCK"), of the Company, to be sold for cash to pay dividends to the Holders of the Preferred Stock. The Company is also entitled in certain other circumstances to make payments on the Preferred stock through such mechanism.

      D. The Company and the Bank desire to set forth the terms pursuant to which the Company will effect any such dividend or other payments by delivering shares of Common Stock to the Bank to be sold for cash to pay dividends to Holders of Preferred Stock.


                              W I T N E S S E T H:


            NOW, THEREFORE, in consideration of the mutual premises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which each of the


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parties hereby acknowledges, the Company and the Bank hereby covenant and agree as follows:


      1. APPOINTMENT. The Company hereby appoints the Bank as its transfer agent, registrar, paying agent and conversion agent to perform the services described herein and in the Stock Transfer Agency Agreement (the "SERVICES"). The Bank agrees in carrying out the duties specified in paragraph 2 below that, although the Company shall pay the Bank's fees and expenses, the Bank is the agent for the Holders of shares of Preferred Stock and not for the Company for purposes of selling shares of Common Stock delivered to the Bank in satisfaction of the Company's obligation with respect to any payment due with respect to the Preferred Stock.

      2. STOCK ISSUANCE.

            (a) In the event the Company desires to pay all or any part of a dividend or other payment on the Preferred Stock with shares of Common Stock, prior to the applicable payment date, the Company will deliver to the Bank a number of shares, which when sold by the Bank, will result in net cash proceeds sufficient (together with any cash payments made by the Company to the Bank for such purpose) to permit the Bank to pay the applicable payment in cash to the Holders of shares of Preferred Stock, together with instructions ("INSTRUCTIONS") for the Bank to effect the such sales in accordance with this Agreement, which Instructions shall indicate the applicable payment date, the aggregate payment to be made on such date and any specific instructions regarding the manner of sale of the shares of Common Stock.

            (b) Upon receipt of such shares of Common Stock and the related Instructions, the Bank shall, not later than the business day following such receipt, take such action as is specified in the Instructions.

            (c) The Company and the Bank agree to the following procedures with respect to any sale of Common Stock delivered by the Company to the Bank in connection with any payment on the Preferred Stock. Notwithstanding
      Section 1 above and Section 3 below, the Company may include with the instructions referred to in this Section 2 or, at any other time give the Bank notice of, restrictions with respect to the sale of the Common Stock by the Bank including, without limitation, maximum and minimum sale prices, limit instructions, sale scheduling, sale blackout periods, commissions and brokerage fees. The Company may amend or


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      revoke an Instruction at any time by notice to the Bank. The Bank agrees to conduct sales of Common Stock delivered to it, in accordance with the terms of the this Agreement and any applicable Instruction and amendments thereto.

            (d) Subject to any existing Instruction:

                  i) sales may be effected on any United States national or
            regional securities exchange or market on which such Common Stock is then listed or admitted for trading; and

                  ii) the Bank may engage qualified brokers or other agents to effect such sales.

            (e) Sales made pursuant to any Instructions may be made through one or more brokers (which may be affiliated with the Bank), which may receive customary compensation in the form of fees or commissions. Not later than the business day following the date on which any sale of shares of Common Stock is made pursuant to any Instructions, the Bank shall give the Company written notice of the price at which each such share is sold and any brokerage fee or commission paid in connection with such sale.

            (f) The Bank is hereby authorized to issue that number of shares of Common Stock sold pursuant to this Agreement in such denominations and registered in such names as the Bank shall determine in accordance with such sales. Prior to or on the settlement date for each sale of shares of Common Stock, the Bank will amend the Company's Common Stock register and deliver new shares of Common Stock to the Depository in book-entry form under the Full FAST program of the Depository.

            (g) On or prior to the applicable dividend payment date, the Bank shall make payment of all cash proceeds, net of any brokers' fees or commissions, from such sales to the Holders of record of Preferred Stock as of the relevant record date by mailing a check to each Holder, payable to such Holder, to the address of record or dividend mailing address, with respect to such Holder's pro rata share of such net cash proceeds.

      3. EXCLUSIVE BENEFIT OF THE HOLDERS. All shares of Common Stock delivered by the Company to the Bank pursuant to this Agreement, and the net cash proceeds from the sale of such shares, shall be held by the Bank for the exclusive benefit of the Holders of the Preferred Stock.


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      4. ISSUANCE OF COMMON STOCK AND PAYMENT OF DIVIDENDS. The issuance and delivery of certificates evidencing any such shares of Common Stock to the Bank and the payment of any amounts to Holders of the Preferred Stock, shall be effected in accordance with the Stock Transfer Agency Agreement and this Agreement.

      5. FEES AND EXPENSES. In consideration for the Bank's provision of the Services, the Company agrees to pay fees and reimburse the Bank for the reasonable expenses pursuant to the terms of the Stock Transfer Agency Agreement.

      6. HOLDERS' RIGHT TO DELIVER AN ELECTION NOTICE.

            (a) If a Holder of Preferred Stock, as of a particular Dividend Payment Record Date, delivers an irrevocable notice (the "ELECTION NOTICE") to the Bank, on or before that Dividend Payment Record Date, requesting the Bank not to sell shares of Common Stock held on behalf of that Holder to provide cash to pay all or a portion of the dividends payable to such Holder, the Bank will deliver to or for the account of such Holder on the Dividend Payment Date, shares of Common Stock having a value equal to the cash dividends otherwise payable to such Holder based on the average of the Sale Prices of Common Stock over the five Trading Day period ending on the third Business Day prior to the applicable Dividend Payment Date. Those shares of Common Stock will be treated as restricted securities, will bear a legend to that effect and will be issued in physical certificated form.


            In lieu of issuing fractional shares of Common Stock, the Company will deliver scrip that will entitle the Holder to receive a full share of Common Stock upon surrender of such scrip aggregating a full share.


            Promptly after each Dividend Payment Record Date, the Bank shall provide the Company with details of the aggregate number of shares of Preferred Stock held by Holders who have delivered an Election Notice.

            (b) The Company will notify the Bank of the aggregate amount of any dividend or other payment and whether it will pay this amount in cash, by delivering shares of Common Stock or through a combination thereof not later than 5 Business Days prior to the applicable payment date.

      7. INDEMNIFICATION. In acting hereunder, each of the parties and their subsidiaries, affiliates, officers, directors and employees shall be entitled to all rights, benefits, protections and indemnities accorded to it in the Stock Transfer Agency Agreement.



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      8. TERMINATION. Either of the parties may terminate this Agreement by giving to the other party a notice in writing specifying the date of such termination, which shall be not less than 180 days after the date of receipt of such notice.

      Prior to termination, the Bank agrees to provide its full cooperation in the orderly transition of the Services to the Company or the Company's designated agent including, but not limited to, packing and preparing for shipment any materials or goods to be transferred; provision of reports, files and similar media necessary for the continuation of such services; and assisting with the implementation and operation of transitional arrangements with respect to the Services.

      9. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

            "BANK" has the meaning specified in the preamble to this Agreement.

            "BUSINESS DAY" means any day other than a Saturday, Sunday or U.S. Federal holiday or day on which the Bank is not open for business.

            "COMMON STOCK" has the meaning specified in the preamble to this Agreement.

            "COMPANY" has the meaning specified in the preamble to this Agreement.

            "DEPOSITORY" means The Depository Trust Company or its nominee and their respective successors.

            "DIVIDEND PAYMENT DATE" means February 1 and August 1 of each year, beginning on February 1, 2002.

            "DIVIDEND PAYMENT RECORD DATE" means January 1 and July 1 of each year.

            "ELECTION NOTICE" has the meaning specified in Section 6(a).

            "HOLDER" means the person in whose name the Preferred Stock is registered in the stock register of the Company.

            "PREFERRED STOCK" has the meaning specified in the preamble to this Agreement.

            "SALE PRICE" of the Common Stock on any Trading Day means the closing sale price per share (or if no closing sale


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price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and average ask prices) on such Trading Day as reported in composite transactions for the principal United
States securities exchange on which the Common Stock is traded or, if the Common Stock is not listed on a United States national or regional securities exchange, as reported by The Nasdaq National Market.

            "SERVICES" has the meaning specified in Section 1 of this Agreement.

            "STOCK TRANSFER AGENCY AGREEMENT" has the meaning specified in the Preamble to this Agreement.

            "TRADING DAY" means each day on which the securities exchange or quotation system which is used to determine the Sale Price is open for trading or quotation.

      10. NOTICES. All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, first-class mail, facsimile transmission, or air courier which guarantees overnight delivery:


      if to the Company:

                  Lucent Technologies Inc.
                  600 Mountain Avenue
                  Murray Hill, NJ 07974
                  Fax No. (908) 582-0294
                  Attention: Treasurer and Assistant Treasurer

      with a copy to:

                  Lucent Technologies Inc.
                  600 Mountain Avenue
                  Murray Hill, NJ 07974
                  Fax No. (908) 582 6130
                  Attention: General Counsel

            (a) if to the Bank:

                  The Bank of New York Company, Inc
                  101 Barclay Street (22W)
                  New York, NY 10286
                  Attention:

All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; three business days after being deposited in the mail, postage prepaid, if mailed; when receipt is acknowledged by recipient's facsimile machine operator, if sent by facsimile transmission; and on the day delivered, if sent by overnight air courier guaranteeing next day delivery.



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      11. NO THIRD PARTY BENEFICIARIES. Subject to sections 5(c) and 7, the provisions of this Agreement are intended to benefit only the parties and no rights shall be granted to any other person by virtue of this Agreement.

      12. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the successors and assigns of each of the parties.

      13. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

      14. AMENDMENT. This Agreement may not be amended or modified in any manner except by a written agreement duly authorized and executed by both parties.

      15. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.






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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective corporate officers, thereunto duly authorized as of the day and year first above written.





                                    LUCENT TECHNOLOGIES INC.

                                      by /s/ Kevin G. DaSilva
                                         -------------------------
                                         Name: Kevin G. DaSilva
                                         Title: Assistant Treasurer





                                    THE BANK OF NEW YORK COMPANY, INC.

                                      by /s/ Edward Timmons
                                         -------------------------
                                         Name: Edward Timmons
                                         Title: Vice President






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